Exhibit 10(k)(8)

EIGHTH AMENDMENT TO CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT, dated as of June 13, 2003 (the “Agreement”), by and among ON Marine Services Company (formerly known as Oglebay Norton Company), a Delaware corporation (“ONMS”), Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company (“LLC”, and together with ONMS, collectively, “Borrower”), and National City Bank, a national banking association (“Bank”).

WITNESSETH THAT:

WHEREAS, Bank and ONMS entered into a Credit Agreement, dated as of July 14, 1997, as amended by a First Amendment to Credit Agreement dated January 15, 1999, pursuant to which LLC became a borrower, a Second Amendment to Credit Agreement dated July 15, 1999, a Third Amendment to Credit Agreement dated July 12, 2000, a Fourth Amendment to Credit Agreement dated September 30, 2001, a Fifth Amendment to Credit Agreement dated December 24, 2001, a Sixth Amendment to Credit Agreement dated October 25, 2002, and a Seventh Amendment to Credit Agreement dated April 18, 2003 (together with all Exhibits and Schedules thereto, the “Credit Agreement”), under which Bank, subject to certain conditions, agreed to make a term loan to Borrower in the original principal amount of $17,000,000 in accordance with the terms thereof; and

WHEREAS, the parties desire to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effect of Amendment; Definitions.

The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, from and after the date hereof, the Credit Agreement shall continue in full force and effect in accordance with its provisions as amended hereby. As used in the Credit Agreement, the terms “Credit Agreement”, “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof’, and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Agreement. Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

2. Amendments.

(A) Section 2.04(g) of the Credit Agreement is hereby amended by deleting clause (i) and substituting in lieu thereof the following:

“(i) Commencing on the Eighth Amendment Effective Date until and including the Waiver Expiration Date, the Applicable Margin for Eurodollar Loans shall be four hundred fifty basis points (450) and for Prime Rate Loans shall be two hundred twenty-five basis points (225). Commencing August 16,

2003 and each Interest Period thereafter, Bank will determine the Applicable Margin in accordance with the Pricing Grid Table, based on the consolidated Leverage Ratio of Guarantor for the most recently completed four (4) fiscal quarters, and identified in such Pricing Grid Table. Changes in the Applicable Margin based upon changes in such ratio shall become effective on the first day of the month following the receipt by Bank pursuant to subsection 3A.01, as applicable, of the consolidated financial statements of Guarantor.”

(B) Subsection 3B of the Credit Agreement is hereby amended by deleting the same and substituting in lieu thereof the following:

“3B. GENERAL FINANCIAL STANDARDS - Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause Guarantor to observe each of the following:

(a)	the financial covenants contained in sections 5.7(a) through 5.7(f) of the Credit Agreement between Guarantor and KeyBank National Association dated May 15, 1998, as amended and restated as of April 3, 2000 (as amended from time to time, the “KeyBank Credit Agreement”), a copy of such financial covenants and the definitions of the terms referenced therein being attached hereto as Exhibit A-1 and incorporated herein by reference as if set forth herein in their entirety;

(b)	commencing on the Eighth Amendment Effective Date until and including the Waiver Expiration Date, the temporary financial covenants contained in sections 5.7A(a) through 5.7A(f) of the KeyBank Credit Agreement, a copy of such financial covenants and the definitions of the terms referenced therein being attached as Exhibit A-2 and incorporate herein by reference as if set forth herein in their entirety; and

(c)	Guarantor and its Subsidiaries shall not make Consolidated Capital Expenditures in an aggregate amount exceeding Twenty-Seven Million Five Hundred Thousand ($27,500,000) in any fiscal year of Guarantor.”

(C) Section 9 of the Credit Agreement is hereby amended by inserting the following definitions in alphabetical order:

“Eighth Amendment Effective Date” shall mean date on which the “Effective Date” (as such term is defined in Section 4 of that certain Eighth Amendment to Credit Agreement, dated as of June 13, 2003) occurs.

“Waiver Expiration Date” means the earlier of (i) August 15, 2003 or (ii) August 1, 2003 (if the Guarantor is unable by July 9, 2003 to obtain a waiver of any Events of Default (as such term is defined in the 2002 Senior Secured Fund Notes) under the 2002 Senior Secured Fund Notes which waiver extends until August 15, 2003 or later).

3. Representations and Warranties.

(A) Each Borrower hereby represents and warrants to Banks that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Agreement has been executed and delivered by a duly authorized officer of each Borrower and constitutes the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms.

(B) The execution, delivery and performance by each Borrower of this Agreement and its performance of the Credit Agreement has been authorized by all requisite corporate action and will not (1) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation, the Code of Regulations or any other instrument of corporate governance of such Borrower, or (c) any provision of any indenture, agreement or other instrument to which such Borrower is a party, or by which such Borrower or any of its properties or assets is or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

4. Conditions Precedent.

This Agreement shall become effective as of the date on which each of the following conditions precedent have been satisfied (the “Effective Date”):

(A) Borrower shall have caused Guarantor to execute and deliver to Bank a certificate confirming its obligations under the Guaranty (as defined in the Credit Agreement) in the form attached hereto as Exhibit B (the “Confirmation”);

(B) Borrower shall have caused Oglebay Norton Marine Management Company, L.L.C. to execute and deliver to Bank a certificate confirming its obligations under the Guaranty (as defined in the Credit Agreement) in the form attached hereto as Exhibit C (the “Confirmation”);

(C) There shall have occurred no change in the business, property, prospects, condition (financial or otherwise) or results of operations of the Borrower and the Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and

(D) Borrower shall have delivered or caused to be delivered such other documents as Bank may reasonably request.

5. Waiver.

Subject to the conditions set forth in Section 4 of this Amendment, the Bank hereby waives Borrower’s failure to cause Guarantor to comply with the financial covenants set forth in Section 5.7 of Exhibit A-1 of the Credit Agreement, which was referred to in subsection

3B of the Credit Agreement, for the period ending June 30, 2003; provided, however, that (i) in all other respects Borrower shall be and remain in full compliance with the Credit Agreement and (ii) the foregoing waiver shall not extend to or prejudice any rights of the Bank in respect of any other breach, if any, by Borrower of any other provisions of the Credit Agreement. Such waiver shall apply only to the Guarantor’s compliance with such financial covenants during the period set forth in the immediately preceding sentence and not to any other date or period and not to any other covenants and agreements contained in the Credit Agreement or the other Related Writings. Moreover, nothing contained in this Agreement shall prejudice any rights or remedies Bank may have, or the right of Bank to exercise any such rights and remedies, with respect to any Events of Default after the Waiver Expiration Date.

6. Miscellaneous.

(A) This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws. Borrower, on a joint and several basis, agrees to pay to Bank at the time this Agreement is executed and delivered by Bank an amendment fee in an aggregate amount equal to $15,000 immediately after this Agreement is executed and delivered by Bank, and to pay on demand all reasonable costs and expenses of Bank, including reasonable attorneys’ fees and expenses, in connection with the preparation, execution and delivery of this Agreement.

(B) Each Borrower acknowledges and agrees that, as of the date hereof, all of such Borrower’s outstanding loan obligations to Bank under the Credit Agreement and the Related Writings are owed without any offset, deduction, defense or counterclaim of any nature whatsoever, and such Borrower hereby waives any such offset, deduction, defense and counterclaim of any nature whatsoever with respect thereto.

(C) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ON MARINE SERVICES COMPANY

/s/ J. A. Boland
By:	J. A. Boland
Title:	Vice President

OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C., by its Member ON Marine Services Company

/s/ J. A. Boland
By:	J. A. Boland
Title:	Vice President

NATIONAL CITY BANK

/s/ Thomas E. Redmond
By:	Thomas E. Redmond
Title:	Senior Vice President